Exhibit 99.2

AUDITORS' REPORT TO THE BOARD OF DIRECTORS ON FINANCIAL STATEMENT SCHEDULES

Our audits of the consolidated financial statements referred to in our report to the shareholders dated January 24, 2003, appearing in the 2002 Annual Report on Form 10-K also included an audit of the financial statement schedule II listed in Item 15 (a) 2 of this Form 10-K. In our opinion, the financial statement schedule represents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/s/ PricewaterhouseCoopers

PricewaterhouseCoopers LLP Ottawa, Canada

Chartered Accountants January 24, 2003